Exhibit 99.1
Contact:	Diana G. Purcel — Chief Financial Officer 952-294-1300
Famous Dave’s Reports Second Quarter Earnings of $0.26 per share
MINNEAPOLIS, July 29, 2009 — Famous Dave’s of America, Inc. (NASDAQ: DAVE) today announced revenue and net income of $36.3 million and $2.4 million, respectively, or $0.26 per diluted share for its fiscal 2009 second quarter ended June 28, 2009. This compares to revenue and net income of $38.8 million and $2.3 million, respectively, or $0.23 per diluted share for the comparable period of 2008. For the six months ended June 28, 2009, the Company had revenue and net income of $70.1 million and $3.7 million, respectively, or $0.40 per diluted share. For the comparable six months of 2008, the Company had revenue and net income of $72.5 million and $3.1 million, respectively, or $0.32 per diluted share.
Same store sales for company-owned restaurants open for 24 months or more decreased 9.4 percent during the quarter, while same store sales for franchise-operated restaurants declined 10.9 percent. Franchise royalty revenue for the quarter totaled $4.4 million, down 4.9 percent over the comparable period in 2008. Same store sales for company-owned restaurants open for 24 months or more decreased 7.5 percent during the first half of 2009, while same store sales for franchise-operated restaurants declined 8.6 percent during the period. Franchise royalty revenue for the first six months in 2009 totaled $8.6 million, compared to $8.8 million for the first half of 2008.
The reduction in sales for the second quarter reflects continued industry-wide pressure related to the general economy, as the company suffered declines in dine-in, to-go, and catering. Additionally, the shift of the Easter holiday from the first quarter of 2008 to the second quarter of 2009 had an approximate 1% unfavorable impact on comparable sales. These declines were net of weighted average price increases of 3.1% since June 1st, 2008. No price increases have been taken since October 2008.
“We were pleased with our bottom line results this quarter, especially in light of the exceedingly difficult operating environment,” said Christopher O’Donnell, President and Chief Executive Officer. “I’m proud of the entire organization,” O’Donnell continued. “As a result of an intensified focus on essentially every aspect of our business, along with prudent spending, we delivered higher earnings in spite of the significant pressure on overall revenue.”
The company’s 2009 second quarter also reflected the following:
•	As previously reported, the company terminated two of its Atlanta, Georgia leases for a total of approximately $1.0 million, resulting in the recapture of the lease termination reserve of approximately $450,000, or $0.03 per diluted share. This is reflected within asset impairment and estimated lease termination and other closing costs in the statement of operations.

•	As previously reported, the company incurred an early termination fee of $350,000 for the early repayment of approximately $3.0 million of debt. This is reflected as a loss on early extinguishment of debt in the statement of operations. Additionally associated with this transaction, the company wrote-off deferred financing costs of approximately $100,000. These costs are reflected within interest expense in the statement of operations. The total impact of these two items was approximately $450,000, or $0.03 per diluted share.

•	Operating expenses as a percentage of sales were favorable to the prior year, reflecting lower advertising expense due to a reduction of the national ad fund contribution, savings in media placement fees and a shift in the timing of advertising spending. Additionally, utility costs were favorable to the prior year comparable period due to rate declines and usage decreases stemming from cooler average temperatures. Fiscal 2009 advertising expenses are still expected to be approximately 3.5% of net restaurant sales, which includes 0.5% contribution to the national advertising fund.

•	A 9.2% reduction in general and administrative costs reflects lower stock-based compensation, the favorable impact from headcount reductions, lower bad debt expense, and overall cost savings initiatives.

•	Cash generated from operating activities was approximately $3.5 million for the second quarter of 2009, and was used primarily for the repayment of long-term, fixed-rate debt and further reduction of the balance on the company’s line of credit.
Subsequent to the end of the fiscal quarter, the company repaid an additional $1.2 million of long-term fixed-rate debt early, with no pre-payment penalties. The company has also scheduled the payment of an additional $1.4 million of long-term fixed-rate debt on July 31st. Including these actions, as of July 31st, the company will have paid down a net total of approximately $8.3 million of debt since the end of fiscal 2008, representing approximately 28% of its outstanding debt.
“We remain disappointed with the current sales environment,” said O’Donnell, “however, while we’ve used a limited level of promotional discounting as a tactic to remain relevant to an increasing number of value-conscious consumers, we’ve purposely avoided a strategy of deep discounting in order to drive sales, as that approach isn’t sustainable long-term. We have chosen to remain true to our entrepreneurial and innovative spirit, and are excited about the new item pipeline and the variety of marketing initiatives.” O’Donnell continued, “In this environment, we need to ensure that we are making the best decisions for today, yet we must also be looking to the future to ensure continued growth and long-term sustainability.”
Stock-Based Compensation
Earnings results for the second quarter of 2009 included approximately $237,000 or $0.02 per diluted share, in compensation expense as related to the company’s stock-based incentive programs, as compared to approximately $317,000 or $0.02 per diluted share, for the prior year comparable period.
Stock-based compensation expense for the six months ended June 28, 2009 was approximately $375,000 or $0.03 per diluted share, compared to approximately $597,000 or $0.04 per diluted share for the prior year comparable period.

Marketing and Development
Development and marketing highlights during the quarter included a successful “limited time offer” of “Natcho Ordinary Natchos” and “Sweet Dixie Mini Desserts,” two menu items that have become part of the company’s permanent menu.
Famous Dave’s opened three new franchise-operated restaurants during the second quarter, located in New York City’s Times Square, Pensacola, Florida, and Tualatin, Oregon. The company also closed its West St. Paul, Minnesota location during the second quarter at the end of its original lease term. Famous Dave’s ended the quarter with 176 restaurants, located in 38 states, including 46 company-owned restaurants and 130 franchise-operated restaurants. The company recently issued guidance that it expects to open a total of 9 to 11 franchise restaurants in 2009.
Conference Call
The company will host a conference call tomorrow, July 30, 2009, at 10:00 a.m. Central Time to discuss its first quarter financial results. There will be a live webcast of the discussion through the Investor Relations section of Famous Dave’s web site at www.famousdaves.com.
About Famous Dave’s
Famous Dave’s of America, Inc. (NASDAQ: DAVE) develops, owns, operates and franchises barbeque restaurants. Famous Dave’s has 176 locations in 38 states. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items and sandwiches, and unique desserts. For more information, visit www.famousdaves.com.
Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 28,	June 29,	June 28,	June 29,
	2009	2008	2009	2008
Revenue:
Restaurant sales, net	$31,546	$33,565	$60,837	$62,812
Franchise royalty revenue	4,434	4,661	8,609	8,828
Franchise fee revenue	—	232	75	347
Licensing and other revenue	345	316	591	502

Total revenue	36,325	38,774	70,112	72,489

Costs and expenses:
Food and beverage costs	9,506	10,292	18,284	19,231
Labor and benefits costs	9,372	9,728	18,683	18,910
Operating expenses	8,182	9,172	15,732	16,665
Depreciation and amortization	1,269	1,268	2,581	2,729
Asset impairment and estimated lease termination and other closing costs	(433)	—	(327)	—
General and administrative expenses	3,975	4,380	8,275	9,033
Pre-opening expenses	—	49	—	303
Loss on disposal of property	6	12	6	6

Total costs and expenses	31,877	34,901	63,234	66,877

Income from operations	4,448	3,873	6,878	5,612

Other expense:
Loss on early extinguishment of debt	(350)	—	(350)	—
Interest expense	(525)	(463)	(999)	(974)
Interest income	33	41	67	99
Other expense, net	(18)	(29)	(8)	(30)

Total other expense	(860)	(451)	(1,290)	(905)

Income before income taxes	3,588	3,422	5,588	4,707

Income tax expense	(1,220)	(1,150)	(1,900)	(1,600)

Net income	$2,368	$2,272	$3,688	$3,107

Basic net income per common share	$0.26	$0.24	$0.41	$0.32

Diluted net income per common share	$0.26	$0.23	$0.40	$0.32

Weighted average common shares outstanding — basic	9,105,000	9,633,000	9,094,000	9,622,000

Weighted average common shares outstanding — diluted	9,212,000	9,795,000	9,149,000	9,784,000

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
OPERATING RESULTS
(unaudited)

	Three Months Ended		Six Months Ended
	June 28, 2009	June 29, 2008	June 28, 2009	June 29, 2008
Food and beverage costs (1)	30.1%	30.7%	30.1%	30.6%
Labor and benefits costs (1)	29.7%	29.0%	30.7%	30.1%
Operating expenses (1)	25.9%	27.3%	25.9%	26.5%
Depreciation & amortization (restaurant level) (1)	3.6%	3.4%	3.8%	4.0%
Depreciation & amortization (corporate level) (2)	0.4%	0.3%	0.4%	0.3%
General and administrative expenses (2)	10.9%	11.3%	11.8%	12.5%
Asset impairment and estimated lease termination and other closing costs (1)	(1.4%)	—	(0.5%)	—
Pre-opening expenses and loss on disposal of property (1)	—	0.1%	—	0.5%
Total costs and expenses (2)	87.8%	90.0%	90.2%	92.3%
Income from operations (2)	12.2%	10.0%	9.8%	7.7%

(1)	As a percentage of restaurant sales, net

(2)	As a percentage of total revenue
FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 28,	December 28,
(in thousands)	2009	2008
ASSETS
Cash and cash equivalents	$1,936	$1,687
Other current assets	10,367	11,604
Property, equipment and leasehold improvements, net	55,908	58,129
Other assets	1,901	1,981

Total assets	$70,112	$73,401

LIABILITIES AND SHAREHOLDERS’ EQUITY
Line of credit	$14,500	$18,000
Other current liabilities	12,361	12,060
Long-term obligations	12,990	17,157
Shareholders’ equity	30,261	26,184

Total liabilities and shareholders’ equity	$70,112	$73,401

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended
	June 28,	June 28,
(in thousands)	2009	2008

Cash flows provided by operating activities	$7,322	$6,724
Cash flows used for investing activities	(442)	(4,371)
Cash flows used for financing activities	(6,631)	(2,876)

Increase (decrease) in cash and cash equivalents	$249	$(523)

SUPPLEMENTAL SALES INFORMATION
(unaudited)

	Three Months Ended		Six Months Ended
	June 28,	June 29,	June 28,	June 29,
	2009	2008	2009	2008
Total weighted average weekly net sales (AWS):
Company-Owned	$52,667	$57,259	$50,278	$53,903
Franchise-Operated	$56,441	$61,339	$55,567	$58,537

AWS 2005 and Post 2005: (1)
Company-Owned	$62,359	$73,117	$60,694	$70,658
Franchise-Operated	$62,179	$69,101	$61,528	$66,268

AWS Pre 2005: (1)
Company-Owned	$49,246	$53,295	$46,654	$49,822
Franchise-Operated	$48,225	$52,180	$47,252	$49,578

Operating Weeks:
Company-Owned	598	585	1,209	1,164
Franchise-Operated	1,656	1,587	3,250	3,126

Comparable net sales (24 month):
Company-Owned %	(9.4%)	1.7%	(7.5%)	2.3%
Franchise-Operated %	(10.9%)	(1.4%)	(8.6%)	(1.9%)

Total number of restaurants:
Company-Owned	46	45	46	45
Franchise-Operated	130	125	130	125

Total	176	170	176	170

Total number of comparable restaurants:
Company-Owned	38	38	38	36
Franchise-Operated	94	85	93	78

(1)	Provides further delineation of AWS for restaurants opened during pre-fiscal 2005, and restaurants opened during the post-fiscal 2005, timeframes.